CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-264664 on Form S-6 of our report dated July 8, 2022, relating to the financial statements of FT 10164, comprising FTP S&P Dvd. Aristocrats Target 25 3Q '22 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2022 Series) and FTP Value Line(R) Target Safety 30 3Q '22 (FTP Value Line(R) Target Safety 30 Portfolio, 3rd Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 8, 2022